Exhibit 10.55
RSU Agreement
Appointed AVP and Elected Officer
Electronic format
RESTRICTED STOCK UNIT AWARD AGREEMENT
     This Restricted Stock Unit Award (“Award”) is awarded on «Grant_date» (“Date of Grant”), by Motorola, Inc. (the “Company” or “Motorola”) to «First_Name» «Last_Name» (the “Grantee”).
     WHEREAS, Grantee is receiving the Award under the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Omnibus Plan”); and
     WHEREAS, the Award is being made by the Compensation and Leadership Committee (the “Compensation Committee”) of the Board of Directors;
     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the Company hereby awards restricted stock units to Grantee on the following terms and conditions:
1.	Award of Restricted Stock Units. The Company hereby grants to Grantee a total of «Txt_Nbr_of_Shares» («Whole_Nbr_of_Shares») Motorola restricted stock units (the “Units”) subject to the terms and conditions set forth below and subject to adjustment as provided in the 2006 Omnibus Plan. The Units are granted pursuant to the 2006 Omnibus Plan and are subject to all of the terms and conditions of the 2006 Omnibus Plan.
2.	Restrictions. The Units are being awarded to Grantee subject to the transfer and forfeiture conditions set forth below (the “Restrictions”)
a.	No Assignment. Prior to the vesting of the Units as described in Section 3 below, Grantee may not directly or indirectly, by operation of law or otherwise, voluntarily or involuntarily, sell, assign, pledge, encumber, charge or otherwise transfer any of the Units still subject to Restrictions. The Units shall be forfeited if Grantee violates or attempts to violate these transfer Restrictions.

b.	Restricted Conduct. If Grantee engages in any of the conduct described in subparagraphs (i) through (v) below for any reason, in addition to all remedies in law and/or equity available to the Company or any Subsidiary (as defined in Section 20 below), including the recovery of liquidated damages, Grantee shall forfeit all Units (whether or not vested) and shall immediately pay to the Company, with respect to previously vested Units, an amount equal to (x) the per share Fair Market Value (as defined in Section 20 below) of Motorola Common Stock (“Common Stock") on the date on which the Restrictions lapsed with respect to the applicable previously vested Units times (y) the number of shares underlying such previously vested Units, without regard to any taxes that may have been deducted from such amount. For purposes of subparagraphs (i) through (v) below, “Company” or “Motorola” shall mean Motorola Inc. and/or any of its Subsidiaries.
(i)	Confidential Information. During the course of Grantee’s employment with the Company or any Subsidiary and thereafter, Grantee uses or discloses, except on behalf of the Company and pursuant to the Company’s directions, any Company Confidential

Information (as defined in Section 20 below); and/or

(ii)	Solicitation of Employees. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee hires, recruits, solicits or induces, or causes, allows, permits or aids others to hire, recruit, solicit or induce, or to communicate in support of those activities, any employee of the Company who possesses Confidential Information (as defined in Section 20 below) of the Company to terminate his/her employment with the Company and/or to seek employment with Grantee’s new or prospective employer, or any other company; and/or

(iii)	Solicitation of Customers. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, on behalf of Grantee or any other person, company or entity, solicits or participates in soliciting, products or services competitive with or similar to products or services offered by, manufactured by, designed by or distributed by the Company to any person, company or entity which was a customer or potential customer for such products or services and with which Grantee had direct or indirect contact regarding those products or services or about which Grantee learned Confidential Information (as defined in Section 20 below) at any time during the two years prior to Grantee’s termination of employment with the Company; and/or

(iv)	Non-Competition regarding Products or Services. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee, directly or indirectly, in any capacity, provides products or services competitive with or similar to products or services offered by the Company to any person, company or entity which was a customer for such products or services and with which customer Grantee had direct or indirect contact regarding those products or services or about which customer Grantee learned Confidential Information at any time during the one year prior to Grantee’s termination of employment with the Company; and/or

(v)	Non-Competition regarding Activities. During Grantee’s employment and for a period of one year following the termination of Grantee’s employment for any reason, Grantee engages in activities which are entirely or in part the same as or similar to activities in which Grantee engaged at any time during the one year preceding termination of Grantee’s employment with the Company, for any person, company or entity in connection with products, services or technological developments (existing or planned) that are entirely or in part the same as, similar to, or competitive with, any products, services or technological developments (existing or planned) on which Grantee worked at any time during the one year preceding termination of Grantee’s employment. This paragraph applies in countries in which Grantee has physically been present performing work for the Company at any time during the one year preceding termination of Grantee’s employment.
c.	Recoupment Policy. If the Grantee is an officer subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) the Units are subject to the terms and conditions of the Company’s Policy Regarding Recoupment of Incentive Payments upon Financial Restatement (such policy, as it may be amended from time to time, the “Recoupment Policy”). The Recoupment Policy provides for determinations by the Company’s independent directors that, as a result of intentional misconduct by Grantee, the Company’s financial results were restated (a “Policy Restatement”). In the event of a Policy Restatement, the Company’s independent directors may require, among other things (a) cancellation of any of the Units that remain outstanding; and/or (b) reimbursement of any gains in respect of the Units, if and to the extent the conditions set forth in the Recoupment Policy apply. Any determinations made by the independent directors in accordance with the Recoupment Policy shall be binding upon Grantee. The Recoupment Policy is in addition to any other remedies which may be otherwise available at law, in equity or under contract, to the Company.
3.	Vesting. Subject to the remaining terms and conditions of this Award, and provided the Units have not been forfeited as described in Section 2 above, the Units will vest as follows:
a.	Vesting Period. The Units will vest as follows in accordance with the following schedule (the applicable date, the “RSU Vesting Date”):
<<vesting schedule>>
i.	The period from the Date of Grant through the last vesting date set forth above is referred to as the “Restriction Period”. Any unvested Units shall be automatically forfeited upon the Grantee’s termination of employment with Motorola or a Subsidiary prior to the applicable RSU Vesting Date for any reason other than those set forth in Sections 3(b) through (e) below. The Company will not be obligated to pay Grantee any consideration whatsoever for forfeited Units.

ii.	If, during the Restriction Period, the Grantee takes a Leave of Absence (as defined in Section 20 below) from Motorola or a Subsidiary, the Units will continue to be subject to this Award Agreement. If the Restriction Period expires while the Grantee is on a Leave of Absence, the Grantee will be entitled to the Units even if the Grantee has not returned to active employment.
b.	Change in Control. If a Change in Control of the Company occurs and the successor corporation (or parent thereof) does not assume this Award or replace it with a comparable award, then the Units shall be fully vested; provided, further, that with respect to any Award that is assumed or replaced, such assumed or replaced awards shall provide that the Award shall be fully vested for any Participant that is involuntarily terminated (for a reason other than “Cause”) or quits for “Good Reason” within 24 months of the Change in Control. For purposes of this paragraph, the terms “Change of Control”, “Cause” and “Good Reason” are defined in the 2006 Omnibus Plan.

c.	Total and Permanent Disability. All unvested Units shall fully vest upon Grantee’s termination of employment with Motorola and its Subsidiaries due to Total and Permanent Disability (as defined in Section 20 below).

d.	Death. All unvested Units shall fully vest upon Grantee’s termination of employment with Motorola and its Subsidiaries due to death.

e.	Certain Terminations of Employment. In the case of Termination due to a Divestiture (as defined in Section 20 below) or if Motorola or a Subsidiary terminates Grantee’s employment for reasons other than for Serious Misconduct (as defined in Section 20 below) before the expiration of the Restriction Period, and if the Units have not been forfeited as described in Section 2 above, then the Units shall vest on a pro rata basis in an amount equal to (a)(i) the total number of Units subject to this Award, multiplied by (ii) a fraction, the numerator of which is the number of completed full years of service by the Grantee from the Date of Grant to the employee’s date of termination and the denominator of which is the Restriction Period, minus (b) any Units that vested prior to such Termination.
4.	Delivery of Certificates or Equivalent.
a.	Upon the vesting of the applicable Units described in Section 3 above, the Company shall, at its election, either: (i) establish a brokerage account for the Grantee and credit to that account the number of shares of Common Stock of the Company equal to the number of Units that have vested; or (ii) deliver to the Grantee a certificate representing a number of shares of Common Stock equal to the number of Units that have vested.
b.	The actions contemplated by clauses (i) and (ii) above shall occur no later than March 15th of the year following the year in which the applicable Units vested.
5.	Whole Shares. All Awards shall be paid in whole shares of Common Stock; no fractional shares shall be credited or delivered to Grantee.
6.	Adjustments. The Units shall be subject to adjustment as provided in Section 16 of the 2006 Omnibus Plan.
7.	Dividends. No dividends (or dividend equivalents) shall be paid with respect to Units credited to the Grantee’s account.
8.	Withholding Taxes. The Company is entitled to withhold applicable taxes for the respective tax jurisdiction attributable to this Award or any payment made in connection with the Units. With respect to a Grantee who is not subject to Section 16 of the Exchange Act the Company, in its sole discretion, may satisfy its tax withholding responsibilities, in whole or in part, by either (i) electing to withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable vesting Units, the Fair Market Value of which shall be determined on the applicable RSU Vesting Date in accordance with Section 20 below, to satisfy the Grantee’s minimum statutory tax withholding obligation or (ii) requiring the Grantee to pay, by cash or certified check, the amount necessary to satisfy the Grantee’s minimum statutory tax withholding obligation. With respect to a Grantee who is subject to Section 16 of the Exchange Act, such Grantee may satisfy any minimum statutory withholding obligation, in whole or in part, by either (i) electing to have the Company withhold a sufficient number of shares of Common Stock otherwise deliverable in connection with the applicable vesting Units, the Fair Market Value of which shall be determined on the applicable RSU Vesting Date in accordance with Section 20 below, to satisfy such Grantee’s minimum statutory tax withholding obligation or (ii) paying, by cash or certified check, the amount necessary to satisfy such Grantee’s minimum statutory tax withholding obligation.

9. Voting and Other Rights.
a.	Grantee shall have no rights as a stockholder of the Company in respect of the Units, including the right to vote and to receive cash dividends and other distributions until delivery of certificate or equivalent representing shares of Common Stock in satisfaction of the Units.
b.	The grant of Units does not confer upon Grantee any right to continue in the employ of the Company or a Subsidiary (as defined in Section 20 below) or to interfere with the right of the Company or a Subsidiary, to terminate Grantee’s employment at any time.
10.	Funding. No assets or shares of Common Stock shall be segregated or earmarked by the Company in respect of any Units awarded hereunder. The grant of Units hereunder shall not constitute a trust and shall be solely for the purpose of recording an unsecured contractual obligation of the Company.
11.	Nature of Award. By accepting this Award Agreement, the Grantee acknowledges his or her understanding that
(a) the grant of Units under this Award Agreement is completely at the discretion of Motorola, and that Motorola’s decision to make this Award in no way implies that similar awards may be granted in the future or that Grantee has any guarantee of future employment;

(b) neither this nor any such grant shall interfere with Grantee’s right or the Company’s right to terminate such employment relationship at any time, with or without cause, to the extent permitted by applicable laws and any enforceable agreement between Grantee and the Company.

(c) Grantee has entered into employment with Motorola or a Subsidiary (as defined in Section 20 below) upon terms that did not include this Award or similar awards, that his or her decision to continue employment is not dependent on an expectation of this Award or similar awards, and that any amount received under this Award is considered an amount in addition to that which the Grantee expects to be paid for the performance of his or her services;

(d) Grantee’s acceptance of this Award is voluntary; and

(e) the Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension, or retirement benefits or similar payments, notwithstanding any provision of any compensation, insurance agreement or benefit plan to the contrary.
12.	Acknowledgements. With respect to the subject matter of subparagraphs 2b (i) through (v) and Sections 18 and 19 hereof, this Agreement (as defined in Section 20) is the entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in Section 19 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. Grantee hereby agrees that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, by accepting any Award under this Agreement, Grantee affirmatively states that she or he has not, will not and cannot rely on any representations not expressly made herein.

13.	Motorola Assignment Rights. Motorola shall have the right to assign this Award Agreement, which shall not affect the validity or enforceability of this Award Agreement. This Award Agreement shall inure to the benefit of assigns and successors of Motorola.

14.	Waiver. The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or any other provision hereof.

15.	Actions by the Compensation Committee. The Compensation Committee may delegate its authority to administer this Award Agreement. The actions and determinations of the Compensation Committee or its delegate shall be binding upon the parties.

16.	Agreement Following Termination of Employment.
a.	Grantee agrees that upon termination of employment with Motorola or a Subsidiary (as defined in Section 20 below), Grantee will immediately inform Motorola of: (i) the identity of any new employer (or the nature of any start-up business or self-employment); (ii) Grantee’s new title; and (iii) Grantee’s job duties and responsibilities.

b.	Grantee hereby authorizes Motorola or a Subsidiary to provide a copy of this Award Agreement to Grantee’s new employer. Grantee further agrees to provide information to Motorola or a Subsidiary as may from time to time be requested in order to determine his or her compliance with the terms hereof.
17.	Consent to Transfer Personal Data. By accepting this award, Grantee voluntarily acknowledges and consents to the collection, use, processing and transfer of personal data as described in this Section. Grantee is not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect Grantee’s ability to participate in the 2006 Omnibus Plan. Motorola, its Subsidiaries and Grantee’s employer hold certain personal information about the Grantee, that may include his/her name, home address and telephone number, date of birth, social security number or other employee identification number, salary grade, hire data, salary, nationality, job title, any shares of stock held in Motorola, or details of all restricted stock units or any other entitlement to shares of stock awarded, canceled, purchased, vested, or unvested, for the purpose of managing and administering the 2006 Omnibus Plan (“Data”). Motorola and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of Grantee’s participation in the 2006 Omnibus Plan, and Motorola and/or any of its Subsidiaries may each further transfer Data to any third parties assisting Motorola in the implementation, administration and management of the 2006 Omnibus Plan. These recipients may be located throughout the world, including the United States. Grantee authorizes them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Grantee’s participation in the 2006 Omnibus Plan, including any requisite transfer of such Data as may be required for the administration of the 2006 Omnibus Plan and/or the subsequent holding of shares of stock on the Grantee’s behalf to a broker or other third party with whom the Grantee may elect to deposit any shares of stock acquired pursuant to the 2006 Omnibus Plan. Grantee may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting Motorola; however, withdrawing consent may affect the Grantee’s ability to participate in the 2006 Omnibus Plan.

18.	Remedies for Breach. Grantee hereby acknowledges that the harm caused to the Company by the breach or anticipated breach of subparagraphs 2b(i), (ii), (iii), (iv) and/or (v) of this Award Agreement will be irreparable and further agrees the Company may obtain injunctive relief against the Grantee in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, any other agreements between the Grantee and the Company for the protection of the Company’s Confidential Information (as defined in Section 20 below) or law, including the recovery of liquidated damages. Grantee agrees that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in Section 19 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over the Grantee. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
19.	Governing Law. All questions concerning the construction, validity and interpretation of this Award shall be governed by and construed according to the law of the State of Illinois without regard to any state’s conflicts of law principles. Any disputes regarding this Award or Award Agreement shall be brought only in the state or federal courts of Illinois.
20.	Definitions. Any capitalized terms used herein that are not otherwise defined below or elsewhere in this Award Agreement shall have the same meaning provided under the 2006 Omnibus Plan.
a.	“Confidential Information” means information concerning the Company and its business that is not generally known outside the Company, and includes (1) trade secrets; (2) intellectual property; (3) the Company’s methods of operation and Company processes; (4) information regarding the Company’s present and/or future products, developments, processes and systems, including invention disclosures and patent applications; (5) information on customers or potential customers, including customers’ names, sales records, prices, and other terms of sales and Company cost information; (6) Company personnel data; (7) Company business plans, marketing plans, financial data and projections; and (8) information received in confidence by the Company from third parties. Information regarding products, services or technological innovations in development, in test marketing or being marketed or promoted in a discrete geographic region, which information the Company or one of its affiliates is considering for broader use, shall be deemed not generally known until such broader use is actually commercially implemented.
b.	“Fair Market Value” for this purpose shall be the closing price for a share of Common Stock on the RSU Vesting Date, as reported for the New York Stock Exchange- Composite Transactions in the Wall Street Journal at www.online.wsj.com. In the event the New York Stock Exchange is not open for trading on the RSU Vesting Date, or if the Common Stock does not trade on such day, Fair Market Value for this purpose shall be the closing price of the Common Stock on the last trading day prior to the RSU Vesting Date.
c.	“Leave of Absence” means an approved leave of absence from Motorola or a Subsidiary from which the employee has a right to return to work, as determined by Motorola.

d.	“Serious Misconduct” for purposes of this Award Agreement means any misconduct identified as a ground for termination in the Motorola Code of Business Conduct, or the human resources policies, or other written policies or procedures.

e.	“Subsidiary” is any corporation or other entity in which a 50 percent or greater interest is held directly or indirectly by Motorola and which is consolidated for financial reporting purposes.

f.	“Termination due to a Divestiture” for purposes of this Award Agreement means if Grantee accepts employment with another company in direct connection with the sale, lease, outsourcing arrangement or any other type of asset transfer or transfer of any portion of a facility or any portion of a discrete organizational unit of Motorola or a Subsidiary, or if Grantee remains employed by a Subsidiary that is sold or whose shares are distributed to the Motorola stockholders in a spin-off or similar transaction (a “Divestiture”).

g.	“Total and Permanent Disability” means for: (i) U.S. employees: entitlement to long term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan or a determination of a permanent and total disability under a state workers compensation statute; or for (ii) Non-U.S. employees: as established by applicable Motorola policy or as required by local regulations.
21.	Additional Terms for Non-U.S. Employees.
a.	Repatriation of payments. As a condition to this Award, Grantee agrees to repatriate all payments attributable to the Units acquired under the 2006 Omnibus Plan in accordance with Grantee’s local foreign exchange rules and regulations. In addition, Grantee also agrees to take any and all actions, and consents to any and all actions taken by the Company and its local Subsidiaries, as may be required to allow the Company and its local Subsidiaries to comply with local foreign exchange rules and regulations.

b.	Fringe Benefit Tax India. As a condition to the grant of Grantee’s Units and subject to any limitations imposed under local law and in the Company’s sole discretion, the Company and/or its local Subsidiaries are hereby expressly authorized to deduct the appropriate fringe benefit tax from Grantee’s salary or any other cash payments due Grantee as reimbursement of the fringe benefit, or may withhold a sufficient number of whole Shares otherwise deliverable to Grantee upon vesting of Grantee’s Units to satisfy the appropriate fringe benefit tax that is reimbursable to the Company and/or its local Subsidiaries.
22.	Acceptance of Terms and Conditions. By electronically accepting this Award within 30 days after the date of the electronic mail notification by the Company to Grantee of the grant of this Award (“Email Notification Date”), Grantee agrees to be bound by the foregoing terms and conditions, the 2006 Omnibus Plan, and any and all rules and regulations established by Motorola in connection with awards issued under the 2006 Omnibus Plan. If Grantee does not electronically accept this Award within 30 days of the Email Notification Date, Grantee will not be entitled to the Units.
23.	Plan Documents. The 2006 Omnibus Plan and the Prospectus for the 2006 Omnibus Plan are available at

http://myhr.mot.com/pay_finances/awards_incentives/stock_options/plan_documents.jsp or from Global Rewards, 1303 East Algonquin Road, Schaumburg, IL 60196 (847) 576-7885.